                                  Exhibit 12.1
                             (Amounts in thousands)

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

                                               Six Months                               Pro forma
                                 Years ended     ended                                  year ended      Six Months
                                   June 30,   December 31,  Years ended December 31,   December 31,   ended June 30,
                              1995       1996    1996       1997      1998      1999      1999        1999      2000
                              ----       ---  ----------    ----      ----      ----   ----------     ----      ----

Income available for
 fixed charges:
   Income (loss) from continuing
     operations before
     taxes                   $41,076   $42,078   $23,786   $46,304   $48,353   $ 2,695   $(5,974)   $11,806   $(13,330)
   Fixed charges                 360       339       485     1,319     1,305    23,989    43,332        473     22,044
                             -------   -------   -------   -------   -------   -------   -------    -------   --------
                             $41,436   $42,417   $24,271   $47,623   $49,658   $26,684   $37,358    $12,279   $  8,714

Fixed Charges:
   Interest expense          $    --   $    --   $   257   $   392   $   634   $23,194   $42,537    $    29   $ 21,621
   Interest portion of
    rent expense                 360       339       228       927       671       795       795        444        423
                             -------   -------   -------   -------   -------   -------   -------    -------   --------
                             $   360   $   339   $   485   $ 1,319   $ 1,305   $23,989   $43,332    $   473   $ 22,044

Ratio of earnings to
 fixed charges                 115.1x    125.1x     50.0x     36.1x     38.1x      1.1x       (a)      26.0x        (b)

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(a) The Company's earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 1999 by approximately $5,974.

(b) The Company's earnings were inadequate to cover fixed charges for the six months ended June 30, 2000 by approximately $13,330.